Exhibit 99.1

CSX Announces Stock Split

JACKSONVILLE, Fla. – June 4, 2021 – CSX Corporation (NASDAQ: CSX) today announced that its Board of Directors has approved a 3-for-1 stock split to be distributed to shareholders as a stock dividend. Each shareholder of record at the close of business on June 18, 2021, will receive two additional shares of CSX common stock for each share held as of this record date. The new shares will be distributed on June 28, 2021.

The regular, quarterly cash dividend of $0.28 per share payable on June 15, 2021, will not be impacted by the stock split. Based on the current dividend rate, the post-split quarterly dividend on the company’s common stock would be $0.093* per share.

*	On a post-split basis, the dividend will be carried out six decimal places to most closely approximate the current dividend amount.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company’s website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Contact:

Bill Slater, Investor Relations

904-359-1334

Bryan Tucker, Corporate Communications

855-955-6397

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